May 2009
Pricing Sheet dated May 18, 2009 relating to
Amendment No. 1 dated May 13, 2009 to
Preliminary Pricing Supplement No. 52 dated March 10, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities
Buffered Digital Securities Based on the Value of the S&P 500® Index due May 26, 2011

PRICING TERMS – MAY 18, 2009
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$3,000,000
Stated principal amount:	$10 per Security
Issue price:	$10 per Security
Pricing date:	May 18, 2009
Original issue date:	May 26, 2009 (5 business days after the pricing date)
Maturity date:	May 26, 2011
Payment at maturity (per Security):	•	If the final index value is greater than the initial index value: $10 + the upside payment
	•	If the final index value is equal to the initial index value: $10
	•	If the final index value is less than the initial index value but has decreased from the initial index value by an amount less than or equal to 10%: $10 + ($10 x absolute index return)
•
If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than 10%:
$10 + ($10 x (index return + 20%))
This amount will be less than the stated principal amount of $10 if the final index value has decreased from the initial index value by an amount greater than 20%.  However, under no circumstances will the payment due at maturity be less than $2.00 per Security.

Upside payment:
$1.92 per Security (19.20% of the stated principal amount).  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $11.92 per Security.

Absolute index return:	The absolute value of the index return. For example, an index return of minus 5% will equal a positive 5% absolute index return.
Index return:	(final index value - initial index value) / initial index value
Minimum payment at maturity:	$2.00 per Security (20% of the stated principal amount)
Valuation date:	May 23, 2011, subject to adjustment for a non-index business day and certain market disruption events
Initial index value:	898.40
Final index value:	The closing value of the underlying index on the valuation date.
Listing:	The Securities will not be listed on any securities exchange.
CUSIP:	617483219
ISIN:	US6174832195
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)(2)	Proceeds to Company
Per Security	$10	$0.30	$9.70
Total	$3,000,000	$90,000	$2,910,000
(1)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

(2)	The agent will pay a concession equal to $0.20 per Security to an introducing broker in connection with the initial offering of the Securities.
“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Securities.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 dated May 13, 2009 to Preliminary Pricing Supplement No. 52 dated March 10, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.